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                                                                     Exhibit 5.3

                 [Letterhead of Richards, Layton & Finger, P.A.]




                                  June 21, 2005


MetLife Capital Trust III
One Madison Avenue
New York, New York  10010

          Re:  MetLife Capital Trust III
               -------------------------

Ladies and Gentlemen:

     We have acted as special Delaware counsel for MetLife, Inc., a Delaware corporation (the "Company"), and MetLife Capital Trust III, a Delaware statutory trust (the "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

     For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of copies of the following:

     (a) The Certificate of Trust of the Trust, dated as of May 17, 2001, as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on May 17, 2001, as amended by the Certificate of Amendment thereto, as filed in the office of the Secretary of State on January 16, 2004, and the Certificate of Amendment pursuant to Section 3807(E) of the Delaware Statutory Trust Act, as filed in the office of the Secretary of State on March 14, 2005, by Chase Bank USA, National Association (collectively, the "Certificate");

     (b) The Declaration of Trust of the Trust, dated as of May 17, 2001, among the Company and the trustees of the Trust named therein;

     (c) The Removal and Appointment of Trustees of the Trust, dated as of January 16, 2004;

     (d) The Removal and Appointment of Trustees of the Trust, dated as of June 15, 2005;

     (e) The Amended and Restated Declaration of Trust of the Trust (including Exhibits B-3 and C thereto), dated as of June 21, 2005 (the "Declaration"),

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MetLife Capital Trust III
June 21, 2005
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among the Company, the trustees of the Trust named therein, and the holders, from time to time, of undivided beneficial interests in the assets of the Trust;

     (f) A Current Report on Form 8-K, as proposed to be filed by the Company with the Securities and Exchange Commission on or about June 21, 2005 (the "Current Report");

     (g) The Prospectus, dated April 27, 2005, as supplemented by the Prospectus Supplement, dated June 15, 2005 (as so supplemented, the "Prospectus") relating, inter alia, to the preferred securities of the Trust, representing undivided beneficial interests in the assets of the Trust (each, a "Preferred Security" and collectively, the "Preferred Securities"); and

     (h) A Certificate of Good Standing for the Trust, dated June 20, 2005, obtained from the Secretary of State.

     Capitalized terms used herein and not otherwise defined are used as defined in the Declaration.

     For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (h) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (h) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

     With respect to all documents examined by us, we have assumed that (i) all signatures on documents examined by us are genuine, and (ii) all documents submitted to us as copies conform with the originals of those documents.

     For purposes of this opinion, we have assumed (i) that the Declaration and the Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, that each of the parties to the documents examined


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MetLife Capital Trust III
June 21, 2005
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by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of each natural person who is a signatory to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents,
(v) that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents, (vi) the receipt by each Person to whom a Preferred Security has been issued by the Trust (collectively, the "Preferred Security Holders") of a Trust Preferred Securities Certificate for such Preferred Security and the payment for the Preferred Security acquired by it, in accordance with the Declaration and the Prospectus, and (vii) that the Preferred Securities have been issued and sold to the Preferred Security Holders in accordance with the Declaration and the Prospectus. We have not participated in the preparation of the Current Report or the Prospectus and assume no responsibility for their contents.

     This opinion is limited to the laws of the State of Delaware (excluding the securities and blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

     Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

     1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C.ss.3801, et seq. (the "Trust Act").

     2. The Preferred Securities have been duly authorized and represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

     3. The Preferred Security Holders, as beneficial owners of the Trust, are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of

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MetLife Capital Trust III
June 21, 2005
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Delaware. We note that the Preferred Security Holders may be obligated to make payments as set forth in the Declaration.

     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit the to the Company's filing of the Current Report. In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

                                             Very truly yours,


                                             /s/ Richards, Layton & Finger, P.A.

BJK/RSM